                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                           THE TJX COMPANIES, INC.
                (Name of Registrant as Specified In Its Charter)

                           THE TJX COMPANIES, INC.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

- --------------------------------------------------------------------------------

                                  [TJX LOGO]

                                                             770 Cochituate Road
                                                 Framingham, Massachusetts 01701

                                                                  April 30, 1996
Dear Stockholder:

     We cordially invite you to attend our 1996 Annual Meeting, which will be held Tuesday, June 4, 1996, at 11:00 a.m. at the State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts.

     At this meeting you are being asked to elect four Class II directors. Your vote is important regardless of the number of shares you own. Accordingly, we urge you to read the proxy statement and to complete, sign and return your Proxy promptly in the enclosed envelope.

     We hope that you will be able to join us on June 4th.

                                   Sincerely,


              BERNARD CAMMARATA                               JOHN M. NELSON
              -----------------                               --------------
              BERNARD CAMMARATA                               JOHN M. NELSON
                President and                             Chairman of the Board
           Chief Executive Officer

                           Printed on Recycled Paper

                            THE TJX COMPANIES, INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 4, 1996
                            ------------------------

     The Annual Meeting of Stockholders of The TJX Companies, Inc. (the "Company") will be held at the State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts, on Tuesday, June 4, 1996, at 11:00 a.m. for the following purposes:

     1. To elect four Class II directors to serve until the 1999 Annual Meeting of Stockholders.

     2. To transact any other business which may properly be brought before the meeting.

     Stockholders of record at the close of business on April 15, 1996 are entitled to notice of and to vote at the meeting and any adjournments thereof.

                                            By Order of the Board of Directors

                                                      JAY H. MELTZER
                                                        Secretary

Framingham, Massachusetts
April 30, 1996

PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                            THE TJX COMPANIES, INC.
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 4, 1996
                                PROXY STATEMENT
                            ------------------------

     The enclosed proxy is solicited on behalf of the Board of Directors of The TJX Companies, Inc. (the
"Company"). Shares represented by duly executed proxies will be voted for the election of the four nominees set forth below as Class II directors unless authority is withheld. Proxies may be revoked by a later dated proxy, by a written revocation received by the Secretary of the Company at its address set forth below prior to the voting thereof or by a request at the meeting, prior to the voting thereof, that the proxy be revoked.

     Stockholders of record at the close of business on April 15, 1996 are entitled to receive notice of and to vote at the meeting. Each share of Common Stock outstanding on the record date is entitled to one vote. As of the close of business on April 15, 1996, there were outstanding and entitled to vote 72,524,594 shares of Common Stock.

     This Proxy Statement, the enclosed proxy and the Annual Report for the Company's fiscal year ended January 27, 1996 are being first mailed to stockholders on or about the date of the Notice of Meeting. The Company's address is 770 Cochituate Road, Framingham, Massachusetts 01701.

                             ELECTION OF DIRECTORS

     The Board of Directors has voted to fix the number of directors at eleven. The Company's Certificate of Incorporation and by-laws provide for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. The enclosed proxy will be voted to elect the nominees named below, unless otherwise instructed, as Class II directors for a term of three years expiring at the 1999 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. If any nominee should become unavailable, such proxy will be voted either for a substitute nominee designated by the Board of Directors or such lesser number of directors as may be designated by the Board of Directors, unless instructions are given to the contrary. Management does not anticipate that any of the nominees will become unavailable. Directors will be elected by a plurality of the votes cast at the meeting. Although votes to withhold authority and broker non-votes (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners and (ii) the broker or nominee does not have the discretionary authority to vote on a particular matter) will be counted as present at the meeting for quorum purposes, neither will be considered to be votes cast with respect to the election of directors. Stanley H. Feldberg and Abraham Zaleznik, whose terms of office will expire at the Annual Meeting, will not stand for re-election after serving as directors for 40 and 3 years, respectively. The nominees as Class II directors, and the incumbent Class I and Class III directors, are as follows:

              NOMINEES AS CLASS II DIRECTORS -- TERMS EXPIRE 1999

PHYLLIS B. DAVIS, 64.
Director since 1990.
Chairperson of the Audit Committee.

     Mrs. Davis was employed by Avon Products, Inc. from 1968 to 1991. Mrs. Davis served as Avon's Group Vice President, U.S. Sales and Distribution from 1985 to 1988, Executive Vice President, U.S. Direct Selling, from April 1988 to April 1989, Executive Vice President, Direct Sales Group from April 1989 to September 1989, and Corporate Senior Vice President from September 1989 to September 1991. She is a director of Eaton Corporation and BellSouth Corporation and a trustee of various open-end mutual funds in the Fidelity Group.

DENNIS F. HIGHTOWER, 54.

     Mr. Hightower has been employed by The Walt Disney Company since 1987 and has announced his intention to retire effective June 1996. Mr. Hightower has served as President of Walt Disney Television & Telecommunications from 1995 to the present, President-Disney Consumer Products (Europe, Middle East and Africa) from 1991 to 1995, Executive Vice President (Europe, Middle East) from 1990 to 1991, Senior Vice President (Europe, Middle East) from 1988 to 1990 and Vice President (Europe) from 1987 to 1988.

JOHN F. O'BRIEN, 53.

     Mr. O'Brien has been Chief Executive Officer, President and a director of Allmerica Financial Corporation (holding company) since January 1995; Chairman of the Board of First Allmerica Financial Life Insurance Company (insurance company) since 1989; Chairman of the Board and Trustee of Allmerica Funds (investment company) since 1991; Chairman of the Board and Trustee of Allmerica Investment Trust (investment company) since 1989; President, Chief Executive Officer and a director of Allmerica Property & Casualty Companies, Inc. (insurance holding company) since 1992; Chairman of the Board and Trustee of Allmerica Securities Trust (investment company) since 1989; and Chairman of the Board and Chief Executive Officer of Citizens Corporation (insurance holding company) since December 1992. Mr. O'Brien is also a director of ABIOMED, Inc. and Cabot Corporation.

WILLOW B. SHIRE, 48.
Director since 1995.
Member of the Executive Compensation Committee.

     Ms. Shire has been an executive consultant with Orchard Consulting Group since 1994. Prior thereto Ms. Shire was employed by Digital Equipment Corporation from 1976, serving as Vice President and Officer, Health Industries Business Unit from 1990 to 1994.

                     CLASS I DIRECTORS -- TERMS EXPIRE 1998

RICHARD G. LESSER, 61.
Director since 1995.

     Mr. Lesser has been Executive Vice President of the Company since 1991, Chief Operating Officer of the Company since 1994 and President of the T.J. Maxx and Marshalls Division ("The Marmaxx Group") since 1995. Mr. Lesser was Senior Vice President of the Company from 1989 to 1991, President of the T.J. Maxx Division from 1986 to 1994, Senior Executive Vice President-Merchandising and Distribution in 1986, Executive Vice President-General Merchandise Manager from 1984 to 1986 and Senior Vice President-General Merchandise Manager from 1981 to 1984. Mr. Lesser is a director of Reebok International Ltd.

JOHN M. NELSON, 64.
Director since 1993.
Chairman of the Board, Chairman of the Executive Committee and member of the Finance Committee.

     Mr. Nelson has been Chairman of Wyman-Gordon Company since 1991 and was Chief Executive Officer from 1991 to 1994. Mr. Nelson was employed by Norton Company from 1959 to 1990, serving as Chairman and Chief Executive Officer from 1988 to 1990, and President and Chief Operating Officer from 1986 to 1988. Mr. Nelson is also a director of Brown and Sharpe Manufacturing Company and Cambridge Biotech Corporation.

BURTON S. STERN, 71.
Director since 1956.
Member of the Audit Committee.

     Mr. Stern is a private investor. Mr. Stern was employed by the Company and its predecessor companies from 1949 to 1976, and from 1976 to 1990 provided consulting services to the Company. He was President of Amervest Corp., a private investment company, from 1979 to 1989. He is a director of The Copley Fund.

                    CLASS III DIRECTORS -- TERMS EXPIRE 1997

BERNARD CAMMARATA, 56.
Director since 1989.
Member of the Executive and Finance Committees.

     Mr. Cammarata has been President and Chief Executive Officer of the Company since 1989 and Chairman of the Company's T.J. Maxx Division from 1986 to 1995 and of The Marmaxx Group since 1995. Mr. Cammarata was Executive Vice President of the Company from 1986 to 1989, President, Chief Executive Officer and a director of the Company's former TJX subsidiary from 1987 to 1989, and President of the Company's T.J. Maxx Division from 1976 to 1986.

ARTHUR F. LOEWY, 67.
Director since 1989.
Chairman of the Finance Committee.

     Mr. Loewy provided financial consulting services to the Company from 1989 to February 1995. Prior thereto, Mr. Loewy was Chief Financial Officer from 1975 to 1989 and Executive Vice President-Finance of the Company from 1982 to 1989, and was Chief Financial Officer and a director of the Company's former TJX subsidiary from 1987 to 1989. Mr. Loewy is a director of Waban Inc.

ROBERT F. SHAPIRO, 61.
Director since 1974.
Chairman of the Executive Compensation Committee and member of the Executive Committee.

     Mr. Shapiro has been President of RFS & Associates, Inc., an investment and consulting firm, since 1988. He was Co-Chairman of Wertheim Schroder & Co. Incorporated, investment bankers, from 1986 to 1987, and was President of Wertheim & Co., Inc., prior thereto. Mr. Shapiro is a director of The Burnham Fund, Inc., and American Buildings Company, and an independent general partner of Equitable Capital Partners, L.P. and Equitable Capital Partners (Retirement), L.P. He is a past Chairman of the Securities Industry Association.

FLETCHER H. WILEY, 53.
Director since 1990.
Member of the Audit Committee.

     Mr. Wiley has been a senior partner at the law firm, Goldstein & Manello, P.C. since August 1993 and prior thereto was a partner at the law firm, Fitch, Wiley, Richlin & Tourse, P.C. and its predecessor firm since 1979.

THE BOARD AND ITS COMMITTEES

     The Audit Committee, which held five meetings during fiscal 1996, reviews with management, the internal audit group and the independent accountants the Company's financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the independent accountants upon the financial condition of the Company and its accounting controls and procedures, and such other matters as the Committee deems appropriate, and the Committee reviews with management such matters relating to compliance with corporate policies as the Committee deems appropriate.

     The Executive Compensation Committee, which held two meetings during fiscal 1996, reviews salary policies and compensation of officers and other members of management, approves compensation plans and compensation of certain officers and other members of management, and administers certain of the Company's incentive plans, including stock option and stock purchase plans. The Committee also has responsibility for consideration of the qualifications of and recommendation to the Board of Directors of nominees to fill Board vacancies and will consider nominees recommended by stockholders if such recommendations are in writing and timely filed with the Secretary of the Company.

     The Executive Committee, which held one meeting during fiscal 1996, has the authority to act for the Board of Directors on most matters during the intervals between meetings of the Board.

     The Finance Committee, which held one meeting during fiscal 1996, reviews with management, and advises the Board with respect to, the Company's finances, including exploring methods of meeting the Company's financing requirements and planning the Company's capital structure.

     During fiscal 1996 the Board of Directors held nine meetings. Each director attended at least 75% of all meetings of the Board and Committees of which he or she is a member.

COMPENSATION OF DIRECTORS

     Directors, except for Messrs. Cammarata, Feldberg, and Lesser, are paid an annual retainer of $20,000, and fees of $1,250 for each Board meeting and $750 for each Committee meeting attended. In addition, Mr. Nelson, Chairman of the Board, is paid an additional $230,000 per annum and the Chairperson of the Audit Committee and the Chairman of the Executive Compensation Committee are paid $2,500 per annum for their services as such. Directors may participate in the Company's General Deferred Compensation Plan.

     The Company has adopted a retirement plan for its directors (other than directors who are or have been employees of the Company and its subsidiaries). The Company funds the plan through the periodic purchase and transfer to eligible directors of annuity contracts providing for payment in satisfaction of benefits described in the plan. Directors also receive cash payments in compensation for the expected Federal and state income tax payable in respect of the periodic purchase and transfer of the annuity contracts and such cash payments. Any eligible director who attains age 65 with at least 10 years of service (or ages 70, 71 or 72 with 9, 8 or 7 years of service, respectively), including service prior to the adoption of the plan, is entitled to an after-tax retirement benefit equal to the after-tax equivalent of his or her highest three-year average annual basic retainer fees (which are frozen at $20,000 per year for purposes of this plan), payable in the form of a single life annuity or in certain optional forms of actuarially equivalent value. Because of the cash payments in respect of taxes, and the fact that a portion of the payments under the annuity will constitute a return of investment rather than taxable income, the amount of the annuity payments will be less than the average of the pre-tax retainer fees. Reduced or deferred benefits are payable to directors with at least 5 years of service who retire prior to eligibility for a full retirement benefit. The plan also provides for certain death benefits.

     The Company has adopted the 1993 Stock Option Plan for Non-Employee Directors pursuant to which directors who are not present or former employees of the Company receive options to purchase shares of Common Stock. Pursuant to the plan, on the date of each annual meeting, each non-employee director first elected subsequent to the previous annual meeting receives an option to purchase 1,000 shares and each continuing non-employee director is granted an option to acquire 500 shares of Common Stock. The Non-Employee Director Option Plan will expire after the grants made at the annual meeting in 1997, but options then outstanding will continue in effect according to their terms. The exercise price of options is the fair market value of the Common Stock on the date of grant. Each option is non-transferable except upon death, expires 10 years after the date of grant and becomes fully exercisable one year after the date of grant. If the director dies or otherwise ceases to be a director prior to the date the option becomes exercisable, that option will immediately expire. Any vested options will remain exercisable for a period of three years following death, disability or retirement after attaining age 65 with at least 10 years of service as a director or after attaining age

70, 71 or 72 with 9, 8 or 7 years of service, respectively, or three months following other termination of the individual's status as a director, but in no event beyond the tenth anniversary of the date of grant. Upon a merger in which the Company is not the surviving corporation or that results in the acquisition of all of the Company's stock or a sale of all or substantially all of the Company's assets, or a dissolution or liquidation of the Company, all options not at the time exercisable will become immediately exercisable and will terminate upon the consummation of the transaction.

BENEFICIAL OWNERSHIP

     The following table shows as of March 15, 1996 the number of shares of the Company's Common Stock beneficially owned by each director, nominee and executive officer and by all directors, nominees and executive officers as a group.

                                                                                  PERCENTAGE
                                                                                      OF
                                                                                 OUTSTANDING
    NAME                                                    NUMBER OF SHARES     COMMON STOCK
    ----                                                    ----------------     ------------
    Bernard Cammarata.....................................        427,122(1)           .6%
    Donald G. Campbell....................................        113,346(1)           .2%
    Phyllis B. Davis......................................          3,850(1)           --
    Stanley H. Feldberg...................................        215,927(2)           .3%
    Dennis F. Hightower...................................             --              --
    Richard G. Lesser.....................................        168,714(1)           .2%
    Arthur F. Loewy.......................................         15,390(3)           --
    John M. Nelson........................................          3,000(1)           --
    John F. O'Brien.......................................             --              --
    Robert F. Shapiro.....................................         22,204(4)           --
    Willow B. Shire.......................................            500              --
    Burton S. Stern.......................................        286,611(5)           .4%
    Fletcher H. Wiley.....................................          1,900(1)           --
    Abraham Zaleznik......................................          1,900(1)           --
    All Directors, Nominees and Executive Officers
      as a group (14 persons).............................      1,260,464(6)          1.7%

- ------------
(1) Includes with respect to the following directors and executive officers, the following shares of Common Stock which each such director or executive officer had the right to acquire on March 15, 1996 through the exercise of options: Mr. Cammarata (336,300); Mr. Campbell (97,730); Mrs. Davis (1,500); Mr. Lesser (151,157); Mr. Nelson (1,000); Mr. Wiley (1,500); and Dr.
    Zaleznik (1,500).

(2) Excludes 182,118 shares owned by Mr. Feldberg's wife and children, of which Mr. Feldberg disclaims beneficial ownership. Stanley H. Feldberg is the brother of Barbara Stern (the wife of Burton S. Stern).

(3) Excludes 826 shares owned by Mr. Loewy's wife, of which Mr. Loewy disclaims beneficial ownership. Includes 2,550 shares of Common Stock which Mr. Loewy had the right to acquire on March 15, 1996 through the exercise of options.

(4) Includes 600 shares of Common Stock owned by a foundation of which Mr. Shapiro is a Vice President and Chairman of the Board and 1,500 shares of Common Stock which Mr. Shapiro had the right to acquire on March 15, 1996 through the exercise of options. Excludes 24 shares of Common Stock owned by Mr. Shapiro's wife, of which Mr. Shapiro disclaims beneficial ownership.

(5) Includes 276,293 shares of Common Stock owned by a limited partnership of which Burton S. Stern and his wife own all the beneficial interest. Also includes 9,738 shares of Common Stock beneficially owned by Burton S. Stern as trustee or custodian, of which beneficial interest is disclaimed. Excludes 356 shares owned by Mr. Stern's wife, of which Mr. Stern disclaims beneficial ownership.

(6) Includes 594,737 shares of Common Stock which such persons had the right to acquire on March 15, 1996 through the exercise of options.

     As of March 30, 1996, based on information filed with the Securities and Exchange Commission, the persons known to the Company to beneficially own five percent or more of the Company's outstanding voting stock are as follows:

                                                                                  PERCENTAGE OF
                                                           NUMBER OF                  CLASS
        NAME AND ADDRESS OF BENEFICIAL OWNER                SHARES                 OUTSTANDING
        ------------------------------------       -------------------------      -------------
    FMR Corp. ...................................        9,928,549(1)                 13.7%
    Edward C. Johnson 3d                                 Common Stock
    82 Devonshire Street
    Boston, MA 02109
    The Prudential Insurance Company of                  5,195,311(2)                  7.2%
      America....................................        Common Stock
    Prudential Plaza
    Newark, NJ 07102-3777
    State of Wisconsin Investment Board..........        4,250,000(3)                  5.9%
    P.O. Box 7842                                        Common Stock
    Madison, WI 53707

- ------------
(1) Information is as of December 31, 1995 and is based on a Schedule 13G filed by FMR Corp. FMR Corp. reported that it and Edward C. Johnson 3d had sole voting power with respect to 349,227 shares, no voting power with respect to 9,579,322 shares, and sole dispositive power with respect to 9,928,549 shares. Edward C. Johnson 3d and various family members form a controlling group with respect to FMR Corp.

(2) Information is as of December 31, 1995 and is based on a Schedule 13G filed by The Prudential Insurance Company of America ("Prudential"). Prudential reported that it had sole voting power with respect to 515,138 shares, shared voting power with respect to 4,621,073 shares, sole dispositive power with respect to 515,138 shares and shared dispositive power with respect to 4,680,173 shares.

(3) Information is as of February 1996 and is based on a Schedule 13G filed by State of Wisconsin Investment Board. State of Wisconsin Investment Board reported that it has sole voting power and sole dispositive power with respect to 4,250,000 shares.

     In addition, Melville Corporation ("Melville") is the beneficial owner of 1,500,000 shares of the Company's Series E Cumulative Convertible Preferred Stock (the "Preferred Stock"). Each share of Preferred Stock is convertible at the option of the holder thereof into 5.398111 shares of Common Stock. According to a Schedule 13D filed by Melville on April 8, 1996, each of Melville, CVS Center, Inc., CVS H.C., Inc. and Nashua Hollis CVS, Inc. (collectively, the "Melville Group") is deemed to be the beneficial holder of the Preferred Stock for the purposes of Rule 13d-3 under the Securities Act of 1934. As of March 30, 1996, the Melville Group had not exercised its right to convert the Preferred Stock into shares of the Company's Common Stock. If the Preferred Stock had been converted, the Melville Group reported it would hold 8,097,166 shares of the Company's Common Stock, representing 10.06% of the outstanding Common Stock of the Company. The Melville Group reported it has sole voting power and sole dispositive power with respect to 8,097,166 shares. The address of each member of the Melville Group is as follows: Melville Corporation, One Theall Road, Rye, NY 10580; CVS Center, Inc., One CVS Drive, Woonsocket, RI 02895; CVS H.C., Inc. and Nashua Hollis CVS, Inc., 400 Highway 169 So., Suite 600, Minneapolis, MN 55426. Pursuant to a Standstill and Registration Rights Agreement between Melville and the Company and during the term thereof, the Melville Group has agreed to generally vote all of the Company's voting securities beneficially owned by it in the manner recommended by the Board of Directors of the Company, unless such agreement to so vote shall be prohibited or determined to be invalid.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION COMMITTEE REPORT

     The Company's executive compensation program is administered by the Executive Compensation Committee (the "ECC") of the Board of Directors. All of the ECC members are independent, non-employee directors.

  Compensation Philosophy

     The Company's compensation philosophy is based upon the premise that all of its associates are important to its success, with senior executives, including its executive officers, setting the direction of the business and having overall responsibility for its results. Because the Company operates in a highly competitive and difficult economic environment for retailers, the Company has planned a compensation structure intended to attract and retain individuals with a high caliber of talent, reward the creativity of its executive officers in maximizing business opportunities and provide incentives to the executive officers to execute the Company's objectives and enhance shareholder value by achieving both short and long term business objectives.

     The ECC uses the services of outside compensation consultants in order to ensure that the Company's total compensation programs for senior executives are competitive with packages offered by certain peer companies for similar positions. The companies selected for these purposes are predominantly retail companies, including major competitors of the Company as to which compensation information is available. While some of these peer companies are included in the Dow Jones Apparel Retailers Index appearing in the Performance Graph on page 13, these peer companies are not all the same as the companies comprising that index. The level of base salary and target short term incentive goals in the Company's Management Incentive Plan approximate the median level of such compensation afforded by the peer companies. Outside compensation consultants assist the Committee with establishing a competitive long term compensation strategy by reviewing peer company total compensation mix between annual programs and various long term compensation vehicles. Company awards made under the fiscal 1996 Management Incentive Plan and fiscal 1996-1998 Long Range Performance Incentive Plan for Executive Officers are totally tied to Company income goal performance thus linking incentive rewards to Company short and long term performance goals.

     The ECC has implemented its philosophy of compensation by approving base salaries which are competitive with other retailers; providing short term incentives tied to defined financial measures that such executives can influence; and providing longer term incentives to encourage strategic planning and execution; all of which will have a significant benefit to the Company and its shareholders. The ECC retains the discretion to make additional, separate awards in recognition of outstanding performance. In April 1996 special cash awards were granted to Messrs. Cammarata, Campbell and Lesser in the amounts of $500,000, $175,000 and $225,000, respectively, in recognition of their efforts in the restructuring of the Company through the sale of the Hit or Miss division and the acquisition of Marshalls, both of which occurred during fiscal 1996.

     The remainder of this report discusses compensation policies and related matters primarily with respect to the Company's last fiscal year (fiscal 1996).

  Base Salary

     The Company sets base salaries taking into consideration individual performance and prevailing market data for similar positions. The performance of Executive Officers is evaluated by Mr. Cammarata, and such performance, including that of Mr. Cammarata, is evaluated by the Committee taking into account achievement of corporate or divisional operating performance and other subjective criteria without any specific weighting assigned to a particular factor. In connection with Mr. Cammarata's employment agreement as Chief Executive Officer, base salary for fiscal 1996 was set at $850,000. Current base salaries for Messrs. Campbell and Lesser are $415,000 and $635,000, respectively. Employment agreements for Messrs. Cammarata, Campbell and Lesser provide for periodic review of base salary by the Board of

Directors. Due to Company performance, a base salary freeze was implemented affecting top management including the named Executives above for fiscal 1996.

  Short Term Incentives

     The Company encourages its key associates, including Messrs. Cammarata, Campbell and Lesser, to realize certain annual goals (tied to pre-tax income) which are set by the ECC early in each fiscal year, through the Company's Management Incentive Plan ("MIP"). Executive officers' MIP awards are based upon the results of the Company's operating businesses. If targets are not met, there is either no MIP award payment or a reduced award payment based on a percentage of the target realized. If results exceed target, the executive officer could earn up to a maximum of two times target depending upon the performance above goal. The target and maximum award percentages are set by the ECC according to the responsibilities of the individual executive. For fiscal 1996, the MIP payments to Messrs. Cammarata, Campbell and Lesser equalled 16%, 12% and 19% of their respective fiscal year salaries. Mr. Cammarata's target award was 50% of salary. During fiscal year 1996, based on Company performance, actual incentive payments for Messrs. Cammarata, Campbell and Lesser reflect below target awards. In the case of Mr. Cammarata, the annual MIP incentive award was 33% of target goal performance.

  Long Term Incentives

     The basic long term compensation program established for senior management includes a Long Range Performance Incentive Plan ("LRPIP") and option grants, and is designed to reward the realization of longer term goals, including the enhancement of shareholder value, and to encourage continuity of senior management by tying a significant portion of such executives' total compensation to the Company's long term performance.

  Long Range Performance Incentive Plan

     The objectives of LRPIP are to reward executives, including Messrs. Cammarata, Campbell and Lesser, for achieving long term financial performance goals (either Company-wide goals or divisional goals) over a three-year period; to encourage stock ownership; and to provide incentives for executives who participate in the plan to stay with the Company. If three year pre-tax income targets are achieved, a target performance award will be paid, but if performance targets are not met, there would be either no performance award or a reduced performance award based on the percentage of the target goals realized. Under the fiscal 1994-1996 cycle, the program had a retention award component equal to the performance target award if the executive remains with the Company for three years. The maximum award under this cycle ranges up to 200% of the performance target award for performance exceeding target goals. For fiscal 1995-1997 and 1996-1998 the retention component was eliminated and the entire program is based on pre-tax income performance with performance award maximums ranging to 150% of the performance target award. Awards earned under LRPIP are paid half in cash and half either in cash or Common Stock of equivalent value or a combination of cash and Common Stock, as determined at the time of payment by the ECC. For the fiscal 1994-1996 LRPIP cycle, the award payout, based on Company performance, was at 61% of target for Messrs. Cammarata and Campbell and 65% of target for Mr. Lesser. Mr. Cammarata's target LRPIP award for fiscal 1996-1998 is 70% of his base salary or a maximum award of up to 105% of his base salary.

  Option Grants

     Annual grants of stock options are awarded to the Company's key associates, including Messrs. Cammarata, Campbell and Lesser as a long-term incentive vehicle. The number of stock options granted key associates is based upon the level and responsibility of the particular associate, the associate's expected contribution towards Company performance, and total compensation mix strategy. All fiscal 1996 stock option awards were made pursuant to the 1986 Stock Incentive Plan with an exercise price based on the fair market value of the Company's common stock on the date of grant and with a term of ten years. The options vest at a rate of 33 1/3% per year. These awards provide value to the executive officers only when and to the extent that the fair market value of the Company's common stock appreciates over the fair market value on the date of grant.

  Section 162(m) of the Internal Revenue Code of 1986

     The Company obtained shareholder approval in fiscal year 1995 for the material terms of the Company's Management Incentive Plan and Long Range Performance Incentive Plan to qualify performance based executive officer compensation under such plans for exemption from the limit on deductibility imposed by Section 162(m) of the Internal Revenue Code. The ECC retains the discretion to make special awards, such as the additional awards described above, that do not qualify for exemption under Section 162(m).

                                          Executive Compensation Committee

                                          Robert F. Shapiro, Chairman
                                          Willow B. Shire
                                          Abraham Zaleznik

                           SUMMARY COMPENSATION TABLE

     The following provides information concerning compensation for the Chief Executive Officer and the Company's two other executive officers for services to the Company for the fiscal years ended January 27, 1996, January 28, 1995 and January 29, 1994.

                                                                                LONG-TERM COMPENSATION
                                                                         ------------------------------------
                                                                             AWARDS GRANTED         PAYOUTS
                                           ANNUAL COMPENSATION           -----------------------   ----------
                                    ----------------------------------   RESTRICTED                LONG-TERM
                                                          OTHER ANNUAL     STOCK      SECURITIES   INCENTIVE     ALL OTHER
        NAME AND          FISCAL                          COMPENSATION     AWARDS     UNDERLYING      PLAN      COMPENSATION
   PRINCIPAL POSITION      YEAR      SALARY    BONUS(1)       (2)          ($)(3)      OPTIONS     PAYOUTS(4)       (5)
- ------------------------  -------   --------   --------   ------------   ----------   ----------   ----------   ------------
Bernard Cammarata.......    1996    $850,000   $725,282      $7,294          $0         75,000      $ 58,533       $4,284
  President and Chief       1995    $850,000   $286,132      $6,539          $0         75,000      $168,469       $4,460
  Executive Officer         1994    $775,481   $537,803      $6,471          $0         60,000      $      0       $6,680
Donald G. Campbell......    1996    $415,000   $244,440      $5,000          $0         30,000      $ 14,833       $5,034
  Executive Vice            1995    $381,923   $ 78,713      $4,824          $0         25,000      $ 41,050       $5,210
  President - Finance       1994    $346,154   $140,738      $4,510          $0         20,000      $      0       $7,963
    and
  Chief Financial
  Officer(6)
Richard G. Lesser.......    1996    $635,000   $391,982      $7,294          $0         40,000      $ 43,424       $5,034
  Executive Vice            1995    $593,654   $192,661      $7,294          $0         35,000      $123,400       $5,210
  President and Chief       1994    $556,154   $315,953      $7,294          $0         30,000      $      0       $7,963
  Operating Officer

- ------------
(1) Except for the amounts set forth in the following sentences, the Bonus amounts were paid pursuant to MIP. The Bonus amounts for each of fiscal 1996, 1995 and 1994 include amounts representing the retention portion of certain awards granted under LRPIP. Amounts payable with respect to the fiscal 1994 grant were paid in April 1996. Under the fiscal 1994 grant, the bonus amounts included for each of fiscal 1996, 1995 and 1994 for Mr. Cammarata was $85,500; Mr. Campbell, $21,667; and Mr. Lesser, $49,167; and under the fiscal 1993 grant, the bonus amounts included for each of fiscal 1995 and 1994 for Mr. Cammarata was $85,500; Mr. Campbell, $20,833; and Mr. Lesser, $43,833. In April 1996 the ECC also made a special cash award to Messrs. Cammarata, Campbell and Lesser in the amounts of $500,000, $175,000 and $225,000, respectively, in recognition of their efforts in connection with the restructuring of the Company through the sale of the Hit or Miss division and the acquisition of Marshalls, both of which occurred in fiscal 1996.

(2) Other Annual Compensation consists of tax reimbursements associated with car allowances and excludes perquisites having an aggregate value of the lesser of either $50,000 or 10% of salary and bonus.

(3) As of January 27, 1996 Mr. Cammarata held 20,250 shares of unvested aggregate Performance Accelerated Restricted Stock ("PARS") with a value of $382,219. PARS have an accelerated vesting feature based upon achievement of between 10% and 20% annual compound growth of Company earnings. Shares of restricted stock receive ordinary common stock dividends. With respect to such PARS, if the fair market value of Common Stock is less than $16.98 at the time of vesting and cumulative annual compound growth in adjusted earnings per share of the Company exceeds 10%, the Company will pay Mr. Cammarata an amount equal to any such difference in value for the shares then vesting. No such cash payments have been required to date. In the event of a change of control, as defined, Mr. Cammarata's PARS would vest. Upon his death or disability, Mr. Cammarata would vest in approximately twice the number of shares vesting on a non-accelerated basis through such date. In the event of termination of his employment by the Company other than for cause or termination by Mr. Cammarata for Valid Reason (as defined), Mr. Cammarata would vest in a prorated portion of shares normally vesting in the year of termination.

(4) The Payouts under LRPIP consist of the performance portions of the fiscal 1993 and fiscal 1994 grants with respect to the fiscal 1993-1995 and the fiscal 1994-1996 award periods, respectively.


(5) All Other Compensation includes (a) calendar 1995, 1994 and 1993 Company contributions to the Company's General Savings/Profit Sharing Plan of $1,125, $1,125 and $1,415, respectively, to the account of Mr. Cammarata and $1,875, $1,875 and $2,698, respectively, to the accounts of each of Messrs. Campbell and Lesser and (b) Company paid amounts with respect to executive life insurance in the amounts of $3,159, $3,335 and $5,265, respectively, for fiscal 1996, 1995 and 1994, for each of Messrs. Cammarata, Campbell and Lesser.

(6) Mr. Campbell served as Senior Vice President-Finance during fiscal 1996 and was elected Executive Vice President-Finance by the Board of Directors in April 1996.

                          OPTION GRANTS IN FISCAL 1996

     The following table reports stock option grants awarded between January 29, 1995 and January 27, 1996 to the following executive officers.

                                                  INDIVIDUAL GRANTS
                               --------------------------------------------------------        POTENTIAL REALIZABLE VALUE AT
                               NUMBER OF     PERCENT OF                                           ASSUMED ANNUAL RATES OF
                               SECURITIES   TOTAL OPTIONS                                        STOCK PRICE APPRECIATION
                               UNDERLYING    GRANTED TO      EXERCISE OR                            FOR OPTION TERM(2)
                                OPTIONS     EMPLOYEES IN      BASE PRICE     EXPIRATION     -----------------------------------
            NAME               GRANTED(1)    FISCAL YEAR    (PER SHARE)(1)      DATE        0%         5%             10%
            ----               ----------   -------------   --------------   ----------     ---   ------------   --------------
Bernard Cammarata............     75,000         12.6%         $ 12.875         9/6/05      $0    $    607,275   $    1,538,925
Donald G. Campbell...........     30,000          5.1%         $ 12.875         9/6/05      $0    $    242,910   $      615,570
Richard G. Lesser............     40,000          6.7%         $ 12.875         9/6/05      $0    $    323,880   $      820,760
- ------------------------------------------------------------------------------------------------------------------
All Optionees(3).............    592,900          100%         $ 12.875                     $0    $  4,800,711   $   12,165,715
All Shareholders(4)..........  72,485,776                                                   $0    $586,917,328   $1,487,335,637
Optionee Gains as % of All
  Shareholders Gain..........                                                                              0.8%             0.8%

- ------------
(1) All options were granted with an exercise price equal to the closing price on the New York Stock Exchange on the day of grant. Options vest in equal annual installments over three years. All options vest upon a change of control, as defined. All options vest upon death or disability in the case of Messrs. Cammarata, Campbell and Lesser and, in the case of Mr. Cammarata, upon termination of his employment by the Company other than for cause or upon termination of employment by Mr. Cammarata for Valid Reason (as defined).

(2) The dollar amounts under these columns are the result of calculations at 0%, and at the 5% and 10% rates required by the SEC, and therefore are not intended to forecast possible future appreciation of the Company's stock price at the end of ten years.

(3) The All Optionees example assumes the average price per share of all options granted during fiscal 1996 ($12.875) for a ten year term based on assumed annual stock price appreciation of 0%, 5% and 10%, respectively.

(4) No gain to the optionees is possible without an increase in stock price, which will benefit all shareholders commensurately. The All Shareholders example assumes the same price and ten year term used in the All Optionees example and is based on the number of shares outstanding on January 27, 1996 of 72,485,776, but does not reflect dividends which may be received during the period shown.


                   AGGREGATED OPTION EXERCISES IN FISCAL 1996
                     AND FISCAL 1996 YEAR-END OPTION VALUES

     The following table provides information on option exercises in fiscal 1996 by executive officers and the value of such officers' unexercised options as of January 27, 1996.

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                SHARES                   OPTIONS AT FISCAL YEAR-END        IN-THE-MONEY OPTIONS
                               ACQUIRED                 -----------------------------      AT FISCAL YEAR-END(1)
                              ON EXERCISE     VALUE      EXERCISABLE    UNEXERCISABLE   ---------------------------
           NAME              (# OF SHARES)   REALIZED   (# OF SHARES)   (# OF SHARES)   EXERCISABLE   UNEXERCISABLE
           ----              -------------   --------   -------------   -------------   -----------   -------------
Bernard Cammarata..........        0            $0         336,300         145,000       $ 679,563      $ 450,000
Donald G. Campbell.........        0            $0          97,730          53,320       $ 176,045      $ 180,000
Richard G. Lesser..........        0            $0         151,157          73,330       $ 287,658      $ 240,000

- ------------
(1) The value of unexercised in-the-money options was calculated based on the closing price of the Company's Common Stock as of January 27, 1996, the last day of the fiscal year, less the exercise price of the options.

           LONG-TERM INCENTIVE PLAN-PERFORMANCE AWARDS IN FISCAL 1996

     The following table describes the awards granted to executive officers under the Company's Long Range Performance Incentive Plan ("LRPIP") during fiscal 1996(1).

                                                                      ESTIMATED FUTURE PAYOUTS
                                                 PERFORMANCE      UNDER NON-STOCK PRICE-BASED PLAN
                                                   PERIOD        -----------------------------------
                                                    UNTIL        THRESHOLD      TARGET      MAXIMUM
                     NAME                          PAYOUT           ($)          ($)          ($)
                     ----                        -----------     ---------     --------     --------
Bernard Cammarata..............................    1996-1998        $ 0        $595,000     $892,500
Donald G. Campbell.............................    1996-1998        $ 0        $185,000     $277,500
Richard G. Lesser..............................    1996-1998        $ 0        $350,000     $525,000

- ------------
(1) LRPIP operates on the basis of three-year periods. For each period, the ECC sets target awards and performance goals. Performance goals (tied to pre-tax income) are based on Company-wide goals for corporate officers and on divisional goals for divisional officers. If three year targets are met or partially met, up to 100% of the target award will be paid, increasing up to the maximum payout for performance which exceeds target goals. Awards earned under LRPIP are paid half in cash and half either in cash or Common Stock of equivalent value or a combination of cash and Common Stock, as determined at the time of payment by the ECC. Common Stock distributions are made under the terms of the 1986 Stock Incentive Plan, to which LRPIP is subject. If employment terminates by reason of death, disability, incapacity or termination by the Company other than for cause, the employment agreement of each of the executive officers provides that such officer would receive an amount equal to a prorated portion of any LRPIP target award and upon a change of control, as defined, the executive officer would be entitled to receive the maximum award for the fiscal 1996-1998 period.


                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative performance of the Company's common stock with the S&P Composite-500 Stock Index and the Dow Jones Apparel Retailers Index as of the date nearest the end of the Company's fiscal year for which index data is readily available for each year in the five-year period ending January 27, 1996. The graph assumes that $100 was invested on January 26, 1991 in each of the Company's Common Stock, the S&P Composite-500 Stock Index and the Dow Jones Apparel Retailers Index and that all dividends were reinvested.


      Measurement Period
    (Fiscal Year Covered)             TJX            S&P 500          DJARI
BASE YEAR                            100.00          100.00          100.00
1992                                 154.12          122.66          157.10
1993                                 240.28          135.61          149.23
1994                                 261.23          153.28          139.46
1995                                 123.61          154.10          126.00
1996                                 183.52          213.67          140.25

RETIREMENT PLANS

     The Company has in effect a qualified Retirement Plan for all eligible employees and a Supplemental Executive Retirement Plan ("SERP") for certain key employees, including the executive officers. The following table shows the estimated annual benefit payable on a straight life annuity basis at normal retirement (age 65) for all employees eligible for SERP benefits. Benefits payable under SERP are calculated by deducting benefits received under the Company's Retirement Plan; primary Social Security benefits; and benefits associated with the Company's contribution under the General Savings/Profit Sharing Plan.

                          ESTIMATED ANNUAL RETIREMENT BENEFITS
                           FOR YEARS OF SERVICE INDICATED(2)
     AVERAGE           ------------------------------------------
ANNUAL EARNINGS(1)     10 YEARS     15 YEARS     20 YEARS OR MORE
- ------------------     --------     --------     ----------------
    $  100,000         $ 25,000     $ 37,500         $ 50,000
       150,000           37,500       56,250           75,000
       200,000           50,000       75,000          100,000
       300,000           75,000      112,500          150,000
       400,000          100,000      150,000          200,000
       500,000          125,000      187,500          250,000
       600,000          150,000      225,000          300,000
       800,000          200,000      300,000          400,000
     1,000,000          250,000      375,000          500,000
     1,200,000          300,000      450,000          600,000
     1,400,000          350,000      525,000          700,000
     1,600,000          400,000      600,000          800,000

- ------------
(1) Average Annual Earnings includes salary and short term bonuses and is based on the highest compensation during five of the last ten years of employment.

(2) As of January 27, 1996, the years of service for the following executive officers under SERP are as follows: Mr. Cammarata, 19 years; Mr. Campbell, 22 years; and Mr. Lesser, 21 years.

EMPLOYMENT AGREEMENTS

     Bernard Cammarata entered into an employment agreement with the Company dated as of January 30, 1994 providing for his employment as the Company's President and Chief Executive Officer until January 31, 1998 and thereafter until terminated by either Mr. Cammarata or the Company. Mr. Cammarata's base salary is currently set at a rate of $850,000. Pursuant to his agreement, Mr. Cammarata participates in LRPIP and is entitled to earn for each award cycle up to 70% of his base salary as a target award or up to 105% as a maximum award. Pursuant to his agreement, he also is entitled to receive up to 50% of his base salary as a target award or up to 100% as a maximum award under MIP. Mr. Cammarata is entitled to annual option grants covering no less than 50,000 shares or such larger number as the Executive Compensation Committee deems appropriate. The options vest 33 1/3% per year and are exercisable for 10 years. The option grant for fiscal 1996 covered 75,000 shares. The Committee retains the right to substitute for an option grant a grant of shares having an equivalent value. Mr. Cammarata received in fiscal 1995 a four-year grant covering 150,000 shares of performance-based deferred stock ("Performance Stock"). The Performance Stock vests at a maximum rate of 37,500 shares (25%) each year in which consolidated Company earnings per share from continuing operations increases by 15% over the prior year (or any other year beginning on or after January 29, 1994, if higher) or in which the cumulative compound growth rate equals or exceeds 15%. Reduced vesting rates apply in the case of lower earnings per share growth, with the vesting minimum at zero shares if the growth rates are at or below 10%. Unvested shares will fully vest in fiscal 1998 upon attainment of a cumulative compound earnings growth rate of 12 1/2% over the four year period. Dividends accrue on the Performance Stock, but are payable only when and if shares vest. No Performance Stock has vested to date.

     If the employment period terminates by reason of death, disability, incapacity, termination by the Company other than for cause or is terminated by Mr. Cammarata following certain Company actions,

Mr. Cammarata is entitled to receive the following: base salary and benefits for the greater of two years or the balance of the contract period (offset for earnings after the first 12 months); an amount equal to his target under the Company's MIP for the year of termination plus a prorated target award under the plan for such year; an amount equal to a portion of any LRPIP target award prorated for months employed in the performance cycle before termination; and up to 50% per year of his Performance Stock grant (in the case of death, disability or incapacity) or up to 25% per year of such grant in the case of termination by the Company for other than cause or termination by Mr. Cammarata following specified Company actions. In the event of a change of control (as defined) of the Company, Mr. Cammarata would vest in options, Performance Stock, his maximum LRPIP award and PARS. He would also be entitled to one year's target award under MIP, and a prorated MIP target award for the year of the change of control. In the event of a change of control followed by termination of employment resulting from a Change of Control Termination, as defined, Mr. Cammarata would also be entitled to the termination benefits generally payable to the Company's officers upon a change of control as described below under "Change of Control Severance Benefits."

     Each of Richard Lesser and Donald G. Campbell has an amended and restated employment agreement effective as of February 1, 1995 with the Company providing for employment until January 31, 1999 in the case of Mr. Lesser, and January 31, 1998 in the case of Mr. Campbell, and thereafter until terminated by the Company or the executive. Pursuant to their agreements, Mr. Lesser and Mr. Campbell currently receive $635,000 and $415,000, respectively, in base salary. Pursuant to his agreement, Mr. Lesser participates in LRPIP. Pursuant to his agreement, Mr. Lesser is entitled to earn up to 45% of his base salary as a target award or up to 90% as a maximum award under the Company's MIP. Pursuant to his agreement, Mr. Campbell participates in LRPIP. Pursuant to his agreement, Mr. Campbell is entitled to earn up to 35% of his base salary as a target award or up to 70% as a maximum award under the Company's MIP. If employment terminates by reason of death, disability, incapacity or termination by the Company other than for cause, Messrs. Lesser and Campbell will be entitled to certain benefits, including continuation of base salary and health and similar benefits for defined periods, payment of certain MIP and deferred compensation awards and a portion of any LRPIP target award prorated for months employed in the performance cycle before termination. In the event of a change of control (as defined), Messrs. Lesser and Campbell would vest in their options. They would also be entitled to accelerated lump-sum payments of the MIP target award for the year in which the change of control occurs; a prorated portion of such MIP target award; and maximum LRPIP awards. If a change of control were followed by termination of employment resulting from a Change of Control Termination, as defined, Messrs. Lesser and Campbell would also be entitled to the termination benefits described below under "Change of Control Severance Benefits." The Company has entered into a split-dollar life insurance agreement, effective January 1, 1996, on the life of Mr. Lesser, under which the Company annually contributes $37,500 toward the annual premium due under the policy covered by that agreement. Under that split-dollar life insurance agreement, the Company will be fully repaid for its premium contributions when that agreement terminates. The split-dollar agreement will terminate upon the earlier of Mr. Lesser's death or termination of employment.

     During fiscal 1996 Arthur F. Loewy, now retired, had an employment agreement with the Company which terminated as of February 1995. Pursuant to an agreement between Waban Inc. ("Waban") and the Company, Waban reimbursed the Company for 50% of the Company's costs with respect to Mr. Loewy. Mr. Loewy's salary for February 1995 was $14,077, of which Waban paid $7,039 to the Company as reimbursement for 50% of Mr. Loewy's salary. Waban also reimbursed the Company for Waban's share of other costs under the agreement. In February 1995 the Company also transferred ownership to Mr. Loewy of his leased car which had a fair market value of $19,500.

     Stanley H. Feldberg entered into an employment agreement with the Company effective February 1, 1977, as amended. Under the agreement, which extends for his life, Mr. Feldberg is currently entitled to annual remuneration of $179,959, subject to certain retirement-benefit offsets. His wife may be entitled to death benefits under the agreement upon Mr. Feldberg's death. The agreement provides for specified additional benefits, including medical coverage and basic and additional life insurance. Payments made to Mr. Feldberg or his wife after retirement or death are reduced by payments under certain other plans of the

Company. The agreement provides that in the event of a change of control (as defined) of the Company, the Company would be required to pay in a lump sum the present value of future remuneration and other benefits.

CHANGE OF CONTROL SEVERANCE AGREEMENTS

     The Company provides change of control severance benefits to selected associates under individual agreements. Under these agreements, in general, upon a change of control (as defined) of the Company the associate would be entitled to accelerated lump-sum payments of the MIP target award for the year in which the change of control occurs and a prorated portion of any LRPIP award. If, during the 24-month period following a change of control, the Company were to terminate the associate's employment other than for cause (as defined) or the associate were to terminate his employment for reasons specified in the agreement, or if the employment period were to terminate by reason of death, disability or incapacity, the associate would be entitled to receive an amount equal to two times his base salary plus the present value of his SERP benefits, calculated using an additional service credit. For up to two years following termination the Company would also be obligated to provide continued health and other insurance and disability benefits and the use of an automobile. The foregoing benefits would be payable whether or not they gave rise to a federal excise tax on so-called "excess parachute payments" or were non-deductible, except to the extent a reduction in amounts paid would maximize the associate's after-tax benefits. The Company would also be obligated to pay all legal fees and expenses reasonably incurred by the associate in seeking enforcement of contractual rights following a change of control.

TRUST AGREEMENTS

     The Company has entered into trust agreements with institutional trustees providing for the payment out of the assets of the trusts of benefits accrued under such of the Company's various benefit plans, employment agreements and other employment arrangements as are from time to time specified by the Company. The trusts are currently only nominally funded, but the Company may in its discretion make contributions to and withdrawals from the trusts from time to time, subject to the trusts becoming irrevocable upon a change of control (as defined) of the Company and to the Company's obligations to fully fund the trusts upon a change of control. To the extent not withdrawn by the Company, the assets of the trusts will be used, subject to the terms of the trusts and to the Company's obligations to its general creditors, to make payments as they become due under the terms of the benefit plans, employment agreements and other employment arrangements from time to time specified by the Company.

INDEMNIFICATION AGREEMENTS

     The Company has entered into indemnification agreements with each of its directors and officers indemnifying them against expenses, settlements, judgments and fines incurred in connection with any threatened, pending or completed action, suit, arbitration or proceeding, where the individual's involvement is by reason of the fact that he or she is or was a director or officer or served at the Company's request as a director of another organization (except that indemnification is not provided against judgments and fines in a derivative suit unless permitted by Delaware law). An individual may not be indemnified if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except to the extent Delaware law shall permit broader contractual indemnification. The indemnification agreements provide procedures, presumptions and remedies designed to substantially strengthen the indemnity rights beyond those provided by the Company's Certificate of Incorporation and by Delaware law.

                              INDEPENDENT AUDITORS

     The directors have appointed Coopers & Lybrand L.L.P., who have served as the Company's auditors since 1962, to examine the financial statements of the Company for the fiscal year ending January 25, 1997. The Company expects representatives of Coopers & Lybrand L.L.P. to be present at the Annual Meeting with an opportunity to make a statement if they desire and to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders submitted for consideration at the next annual meeting of stockholders must be received by the Company no later than December 31, 1996 in order to be considered for inclusion in the Company's proxy materials for that meeting.

                                 OTHER MATTERS

     The management has no knowledge of any other matter which may come before the Annual Meeting and does not, itself, intend to present any such other matter. However, if any such other matters shall properly come before the meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

     Neither the Executive Compensation Committee Report appearing above at pages 7 to 9 nor the Performance Graph appearing above at page 13 shall be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such report or graph by reference, and shall not otherwise be deemed filed under such Acts.

     The cost of solicitation of proxies will be borne by the Company. The Company has retained Morrow & Co., Inc., to assist in soliciting proxies by mail, telephone and personal interview for a fee of $6,000, plus expenses. Officers and employees of the Company may also assist in soliciting proxies in those manners.

PROXY                                                                      PROXY

                           THE TJX COMPANIES, INC.


The undersigned hereby appoints BERNARD CAMMARATA, DONALD G. CAMPBELL, and JAY
H. MELTZER, and each of them, as attorneys and proxies, with full power of substitution, to represent and to vote at the Annual Meeting of Stockholders of The TJX Companies, Inc. (the "Company") to be held at the State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts, on Tuesday, June 4, 1996 at 11:00 a.m., and at any adjournment thereof, all the shares of Common Stock of the Company which the undersigned could vote, if present, in such manner as they may determine on any matters which may properly come before the meeting and to vote as specified on the reverse.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES. THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

   The Board of Directors recommends a vote FOR the election of Directors.

HAS YOUR ADDRESS CHANGED?                       DO YOU HAVE ANY COMMENTS?

________________________________                ________________________________

________________________________                ________________________________

________________________________                ________________________________
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/ X / PLEASE MARK VOTES
      AS IN THIS EXAMPLE

                                       With- For All                          The Board of Directors recommends a
      Election of Directors.      For  hold  Except                            vote For the Election of Directors.
                                  / /   / /    / /

      Phyllis B. Davis, Dennis F. Hightower, John F. O'Brien                        PLEASE VOTE, DATE, SIGN AND
                       and Willow B. Shire                                     RETURN PROMPTLY IN ENCLOSED ENVELOPE.

    INSTRUCTION: To withhold authority for any individual           Please sign this proxy exactly as your name appears on the
    nominee, mark the "For All Except" box and strike a line        books of the Company.  Joint owners should each sign
    through that nominee's name.                                    personally.  Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name
                                                                    appears, a majority must sign.  If a corporation, this signature
           RECORD DATE SHARES:                                      should be that of an authorized officer who should state his or her title.



                                               ---------------

    Please be sure to sign and date this Proxy:    Date:            Mark box at right if comments or address change have
- --------------------------------------------------------------      been noted on the reverse side of this card.            / /


- ------ Shareholder sign here ------- Co-owner sign here ------

DETACH CARD

                                                      THE TJX COMPANIES, INC.

                Please take note of the important information enclosed with this proxy card.  Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

                Please mark the box on the proxy card to indicate how your shares shall be voted.  Then sign the card, detach it and return the proxy card in the enclosed postage paid envelope.

                Proxy cards must be received prior to the Annual Meeting of Stockholders, June 4, 1996.

                Thank you in advance for your prompt consideration of these matters.

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